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                                   EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Bridge View Bancorp:

     We consent to the incorporation by reference in Registration Statement No.333-19741 on Form S-8 of Bridge View Bancorp of our report dated February 2, 2001, except as to notes 12 and 19 which is as of March 1, 2001, relating to the consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Annual Report on Form 10-K of Bridge View Bancorp for the year ended December 31, 2000.

                                                            /s/ KPMG LLP

Short Hills, New Jersey
March 23, 2001


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